Exhibit 5.1

Our ref JMW/TMS/1043601/0002	Carey Olsen Jersey LLP 47 Esplanade St Helier Jersey JE1 OBD Channel Islands T +44 (0)1534 888900 F +44 (0)1534 887744 E jerseyco@careyolsen.com

Quotient Limited

28 Esplanade

St Helier

Jersey JE2 3QA

8 July 2021

Dear Sirs and Mesdames

Quotient Limited (the “Company”): Registration under the US Securities Act of 1933, as amended (the “Securities Act”) of the resale of 18,518,514 ordinary shares (the “Shares”).

1.	Background

1.1

The Company has asked us to provide this Opinion in connection with the filing of a Form S-3 Registration Statement (the “Registration Statement”) in relation to the resale by selling stockholders identified in the Registration Statement of up to 18,518,514 shares of no par value in the capital of the Company issuable upon the conversion of 4.75% Convertible Senior Notes due 2026 (the “Notes”) pursuant to a registration rights agreement dated 26 May 2021 by and between the Company and the Buyers (as defined within), as modified by the joinder to registration rights agreement dated 2 June 2021 by and between the Company and the other parties thereto (as so modified, the “RRA”).

1.2

In this Opinion “non-assessable” means, in relation to a share in the share capital of a Jersey company, that the purchase price for which the Company agreed to issue and sell that share has been paid in full to the Company, so that no further sum is payable to the Company or its creditors by any holder of that share solely because of being the holder of such share.

1.3	We should like to make the following observations:

1.3.1

We have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this Opinion, or that no material facts have been omitted therefrom, save as expressly set out herein.

Carey Olsen Jersey LLP is registered as a limited liability partnership in Jersey with registered number 80.

1.3.2

We express no opinion as to whether the Documents as defined below, singular or together, contain all the information required by the Securities Act and/or any other applicable foreign laws, regulations, orders or rules nor whether the persons responsible for the Documents, the Securities Act and/or any other applicable foreign laws, regulations, orders or rules have discharged their obligations thereunder.

2.	Documents examined

2.1	For the purposes of this Opinion we have examined and relied on the following:

2.1.1	the Registration Statement in the form in which it is to be filed with the US Securities and Exchange Commission;

2.1.2	the RRA, of which we have examined a copy;

2.1.3	the resolutions passed on 23 May 2021 at a meeting of the board of the directors of the Company approving the creation of the Notes and the Company’s entry into the RRA;

2.1.4

the public records of the Company available for inspection on the web-site of the Registrar of Companies in Jersey (the “Registrar of Companies”) on the date of this Opinion, at the time we carried out such inspection (the “Public Records” and such inspections, the “Public Records Searches”);

2.1.5	a copy of the certificate of incorporation of the Company (the “Certificate of Incorporation”);

2.1.6	a copy of the consent issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958 as amended dated 1 January 2017 (the “COBO Consent”);

2.1.7	a copy of the memorandum and articles of association of the Company (together, the “Memorandum and Articles of Association” and such articles of association, the “Articles of Association”); and

2.1.8	a certificate of a Director of the Company (the “Director’s Certificate”).

2.2	We have not examined or relied on any other documents for the purpose of this Opinion.

3.	Assumptions

3.1	For the purposes of giving this Opinion we have relied on the following assumptions:

3.1.1	that each party (other than the Company as a matter of Jersey law) has or had at the relevant time the necessary capacity, power, authority and intention and has or had at the relevant time obtained all necessary agreements, consents, licences or qualifications (whether as a matter of any law or regulation applicable to it or any contractual or other obligation binding upon it) to enter into the documents to which it is a party and that each such party has duly authorised, executed and delivered those documents and that those documents have been duly dated and (where applicable) delivered;

3.1.2	that the COBO Consent examined by us is a true, complete and accurate copy of the consent relating to the Company and is in full force and effect at the date of this Opinion;

3.1.3

that the copies of the Certificate of Incorporation and Memorandum and Articles of Association examined by us are true, complete and accurate copies of the Certificate of Incorporation and Memorandum and Articles of Association that are in full force and effect at the date of this Opinion and that there are no:

(a)	special resolutions; or

(b)	resolutions or agreements which have been agreed to by, or which effectively bind, members of the Company,

that affect, override or amend the Memorandum and Articles of Association, other than as appear in the Public Records;

3.1.4	the genuineness and authenticity of all signatures, initials, stamps and seals on all documents and the completeness and conformity to original documents of all copies examined by us;

3.1.5	due compliance with all matters of the laws of the State of New York by which law the RRA are expressed to be governed and construed;

3.1.6	that the RRA constitutes the legal, valid and binding obligation of the Company and the other parties to the RRA, enforceable in accordance with their terms, under the laws of the State of New York;

3.1.7	that there is no provision of the law or regulation of any jurisdiction other than Jersey that would have any adverse implication in relation to the opinions expressed in this Opinion;

3.1.8

that the choice of the laws of the State of New York to govern the RRA was bona fide (for example not made with any intention of avoiding provisions of the law with which the transaction(s) documented or contemplated by the Documents has/have the closest and most real connection) and legal and there is no reason for avoiding that choice of law on grounds of public policy;

3.1.9

that all documents or information required to be filed or registered by or in relation to the Company with the Registrar of Companies have been so filed or registered and appear on the Public Records and are accurate and complete;

3.1.10	that we have been provided with copies or originals of all documents that are relevant to the Documents and/or that might affect the opinions expressed in this Opinion;

3.1.11

that in resolving that the Company enter into the RRA and the transactions documented or contemplated by the RRA and the issuance of the Notes, the directors of the Company (or the duly authorised committee thereof) were acting with a view to the best interests of the Company and were otherwise exercising their powers in accordance with their duties under all applicable laws and the Company remains solvent (meaning that the Company will be able to discharge its liabilities as they fall due) after entering into the RRA and the transactions documented or contemplated by the RRA;

3.1.12

the absence of bad faith, fraud, coercion, duress, misrepresentation, mistake or undue influence by, on the part of or on behalf of, or suffered by, any of the parties to the RRA or their respective directors, officers, employees, agents, representatives, partners, shareholders and advisers or any other relevant person;

3.1.13	the accuracy and completeness of the Director’s Certificate, and of all statements as to matters of fact contained in the other documents referred to in this paragraph, as at the date of this Opinion;

3.1.14

the Company is not carrying on a business that is regulated by Jersey law so that it is (or ought to be) subject to the terms of one or more other consents, licences, permits or equivalent under such regulatory legislation; and

3.1.15	that each of the above assumptions is accurate at the date of this Opinion, and has been and will be accurate at all other relevant times.

3.2	We have not independently verified the above assumptions.

4.	Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the opinion that the Shares, when issued and delivered upon the conversion of the Notes in accordance with their terms, will be duly authorized, validly issued, fully paid and non-assessable.

5.	Qualification

Our opinion is subject to any matter of fact not disclosed to us.

6.	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2

This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3

We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	This Opinion is addressed to the Company in connection with the registration of the Shares under the Registration Statement.

6.5

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us being made in the paragraph of the Registration Statement headed “Legal Matters.” In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen Jersey LLP